EXHIBIT 10.27
June 12, 2006

Ms. Mercedes Johnson
SVP, Finance and CFO
Avago Technologies Limited
350 West Trimble Road
San Jose, California 95131
Re: Severance Benefits Agreement
Dear Mercedes,
     This letter constitutes the Severance Benefits Agreement (the “Agreement”) between you and Avago Technologies Limited (the “Company”). Please confirm your acceptance of these terms by returning a signed copy of this Agreement to me.
Severance Benefits
Termination without Cause, with Good Reason or Because of Death or Disability. If your employment by the Company and its subsidiaries is terminated by the Company or its subsidiaries without Cause (as defined below), or if you voluntarily terminate your employment for Good Reason (as defined below), and if you provide the Company with a signed customary and reasonable general release of all claims against the Company and its affiliates in a form acceptable to the Company, the Company or one of its subsidiaries shall provide you with continuation of your base salary for a period of six (6) months after your termination date at the rate in effect immediately prior to your termination of employment, less applicable withholdings and payment of an amount equal to fifty percent (50%) of the lesser of (a) your prior year’s bonus or (b) your prior year’s target bonus, both payable in six (6) substantially equal installments pursuant to the Company or its subsidiary’s normal and customary payroll procedures; provided, however, that for your first year of employment, your prior year’s bonus and your prior year’s target bonus shall both be deemed to be your first year’s target bonus; provided further, however, that to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, you agree that the installments due to you under this paragraph in connection with a termination of your employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. The Company or one of its subsidiaries shall also pay the group health, dental and vision plan continuation coverage premiums for you and, if relevant, your covered dependents’ COBRA for the lesser of (i) six (6) months from the date of your termination of employment, or (ii) the date upon which you and your covered dependents are covered by similar plans of a new employer. In the event of your death or disability, upon provision to the Company of a signed general release of all claims against the Company and its affiliates in a form acceptable to the Company, you (or your estate) will receive the severance benefits described in this paragraph.
Terminations in Connection with a Change in Control. If your employment by the Company and its subsidiaries is terminated by the Company or its subsidiaries without Cause, or if you voluntarily terminate your employment for Good Reason, or if you die or become disabled, in each case within the three (3) month period immediately prior to or the twelve (12) month period commencing on a Change in Control (as defined below), and if you provide the Company with a signed customary and reasonable general release of all claims against the Company and its affiliates in a form acceptable to the Company, then in lieu of the severance benefits described in the preceding paragraph, the Company or one of its subsidiaries shall provide you (or your estate) with continuation of your base salary for a period of twelve (12) months after your termination date at the rate in effect immediately prior to your termination of employment, less applicable withholdings, and payment of an amount equal to the lesser of (a) your prior year’s bonus and (b) your prior year’s target bonus, both payable in twelve (12) substantially equal installments pursuant to the Company or such subsidiary’s normal and customary payroll procedures; provided, however, that for your first year of employment, your prior year’s bonus and your prior year’s target bonus shall both be deemed to be your first year’s target bonus; provided further, however, that to the extent required to comply with Section 409A of the Code, if you are deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, you agree that the installments due to you under this paragraph in connection with a termination of your employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. The Company or one of its subsidiaries shall also pay the group health, dental and vision plan continuation coverage premiums for you and, if relevant, your covered dependents’ COBRA for the lesser of (i) twelve (12) months from the date of your termination of employment, or (ii) the date upon which you and your covered dependents are covered by similar plans of a new employer. Finally, if not otherwise provided for in the relevant plan or option agreement (in which case the relevant plan or option agreement terms shall apply), your then outstanding options shall immediately accelerate and become vested and exercisable for that number of shares subject thereto with respect to which such options would have become vested and exercisable over the succeeding twelve (12) month period based solely on the passage of time and your performance of services (i.e., you will receive twelve (12) month accelerated vesting on your time vesting options).
Gross-Up Payment. Prior to the Company becoming listed on an established stock exchange or national market system, Kohlberg Kravis & Roberts Co., L.P. and Silver Lake Partners, LLC (the “Sponsors”) shall use commercially reasonable efforts to obtain shareholder approval for any payments that would otherwise result in an excise tax liability under Section 4999 of the Code following your timely, written request therefor. In the event the Company becomes listed on any established stock exchange or a national market system, the Board shall negotiate in good faith with you regarding whether to amend this Agreement to provide for a payment to offset any excise taxes imposed by Section 4999 of the Code.
Termination by the Company with Cause or Termination by You. If your employment by the Company and its subsidiaries is terminated by the Company or its subsidiaries with Cause, or if you voluntarily terminate your employment with the Company and its subsidiaries (other than for Good Reason), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company or its subsidiaries whatsoever, other than as required under applicable law.

Definitions
Cause. For purposes of this Agreement, “Cause” shall mean (A) your willful refusal to perform in any material respect your duties or responsibilities for the Company or its affiliates or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board or chief executive officer; or (B) your material breach of any provision of this Agreement that is not cured upon ten (10) days notice thereof; or (C) the engaging by you in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any affiliates, including, but not limited to, misappropriation or conversion of assets of the Company or any affiliates (other than non-material assets); or (D) your engagement in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.
Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole to a person who is not an affiliate of the Company or the Sponsors; (ii) a sale by the Sponsors or any of their respective affiliates resulting in more than fifty percent (50%) of the voting shares of the Company being held by a person or related group of persons that does not include the Sponsors or any of their respective affiliates or (iii) a merger or consolidation of the Company into another person which is not an affiliate of the Company or the Sponsors, if and only if as a result of such merger or consolidation the Sponsors lose the ability to elect a majority of the Board (or the resulting entity).
Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) a reduction in your base salary (other than as part of a broad salary reduction program instituted because the Company or its affiliates is in financial distress); (B) a substantial reduction in your duties and responsibilities; (C) the elimination or reduction of your eligibility to participate in the Company or its subsidiaries’ benefit programs that is inconsistent with the eligibility of executive employees of the Company and its subsidiaries to participate therein; (D) the Company or one of its subsidiaries informs you of its intention to transfer your primary workplace to a location that is more than 50 miles from your workplace as set forth herein; (E) the Company’s material breach of this Agreement that is not cured within sixty (60) days written notice thereof; and (F) any serious chronic mental or physical illness of a member of your family that requires you to terminate your employment because of substantial interference with your duties at the Company and its subsidiaries; provided, that at the Company’s request you shall provide the Company with a written physician’s statement confirming the existence of such mental or physical illness.
Entire Agreement
This Agreement and the documents referenced herein (including, without limitation, the equity-related documents) constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company and its subsidiaries with respect to severance benefits payable to you upon your termination of employment with the Company and its subsidiaries. This Agreement supersedes any other such promises, warranties, representations, plans or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and an authorized representative of the Board or the Company’s chief executive officer.

Governing Law
This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.
Dispute Resolution
To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company and its subsidiaries, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
If you choose to accept this Agreement under the terms described above, please return a signed copy of this letter to my attention.

Sincerely,

/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer
Avago Technologies Limited

Agreed and accepted this 14 day of June, 2006

/s/ Mercedes Johnson
Mercedes Johnson